THE CERTIFICATE REQUIRED TO BE FILED WITH THE ARTICLES OF RESTATEMENT OF CERTIFICATE OF INCORPORATION OF ATLANTIC CITY ELECTRIC COMPANY
1.	The name of the corporation is ATLANTIC CITY ELECTRIC COMPANY (the "Corporation").
2.	The Certificate of Incorporation of the Corporation are restated and attached hereto as Exhibit A.
3.

The Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation's Certificate of Incorporation, as amended, was duly adopted by the sole shareholder in accordance with the provisions of Section 14A:9-5 of the Business Corporation Act of the State of New Jersey (the "Act") on the 8th day of August, 2002.

4.

The Restated Certificate of Incorporation contains amendments that require shareholder approval and have been approved by the unanimous written consent of the sole shareholder of the Corporation in accordance with Section 14A:5-6(1) of the Act.

5	The certificate of restatement shall become effective at 5 o'clock p.m. on August 8, 2002.
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Dated: August 8, 2002	ATLANTIC CITY ELECTRIC COMPANY, a corporation incorporated under the laws of the State of New Jersey By: /s/ Joseph M. Rigby Name: Joseph M. Rigby Title: President and CEO